EIB Group EXHIBIT IV Reconciliation of the Consolidated Financial Statements of the EIB Group as at 31 December 2019 prepared in accordance with EU Accounting Directives and IFRS

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION
CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2019 (in EUR '000)

ASSETS	EU Accounting Directives 31.12.2019		Adjustment	Ref.	IFRS 31.12.2019	
1. Cash in hand, balances with central banks and post office banks		947 155	0			947 155
2. Treasury bills and other bills eligible for refinancing with central banks		34 436 433	132 900	A.1, B.1, C		34 569 333
3. Loans and advances to credit institutions						
a) repayable on demand	544 317		0		544 317	
b) other loans and advances	53 854 679		275	A.2, B.4	53 854 954	
c) loans	109 830 697		2 027 998	A.2, B.4	111 858 695	
d) impairment on loans and advances, net of reversals	- 64 413		- 94 633	C	- 159 046	
		164 165 280				166 098 920
4. Loans and advances to customers						
a) other loans and advances	964 644		- 405	A.2, B.4	964 239	
b) loans	317 404 048		21 948 001	A.2, B.4	339 352 049	
c) impairment on loans and advances, net of reversals	- 415 346		- 181 794	C	- 597 140	
		317 953 346				339 719 148
5. Debt securities including fixed-income securities						
a) issued by public bodies	3 873 908		47 677	A.1, B.1, C	3 921 585	
b) issued by other borrowers	8 563 375		34 746	A.1, B.1, C	8 598 121	
		12 437 283				12 519 706
6. Shares and other variable-yield securities		7 939 126	3 660 436	B.2, B.3		11 599 562
7. Participating interests		336 845	- 336 845	B.3		0
8. Derivative assets		0	49 788 848	B.5		49 788 848
9. Property, furniture and equipment		247 398	156 465	G		403 863
10. Intangible assets		25 655	0			25 655
11. Other assets		56 726	25 541	B.5, H		82 267
12. Prepayments		16 661 609	- 16 400 403	A.1, A.2, A.4, B.1, B.4, B.5		261 206
TOTAL ASSETS		**555 206 856**				**616 015 663**

LIABILITIES AND EQUITY		31.12.2019		Ref.		31.12.2019
1. Amounts owed to credit institutions						
a) repayable on demand	6 287 270		- 2 801	A.3	6 284 469	
b) with agreed maturity or periods of notice	1 185 511		- 779	A.3	1 184 732	
		7 472 781				7 469 201
2. Amounts owed to customers						
a) repayable on demand	1 594 508		0		1 594 508	
b) with agreed maturity or periods of notice	15 554		- 14	A.3	15 540	
		1 610 062				1 610 048
3. Debts evidenced by certificates						
a) debt securities in issue	435 684 081		40 696 338	A.4	476 380 419	
b) others	13 637 452		3 309 245	A.4	16 946 697	
		449 321 533				493 327 116
4. Derivative liabilities		0	32 525 648	B.5		32 525 648
5. Other liabilities		1 031 324	1 066 839	A.2, B.5, E, G, H		2 098 163
6. Deferred income		17 244 752	- 16 871 680	A.1, A.2, A.3, A.4, B.1, B.4, B.5, F		373 072
7. Provisions						
a) pension plans and health insurance scheme	3 409 064		4 483 225	D	7 892 289	
b) provision for guarantees issued and commitments	19 815		54 276	C	74 091	
		3 428 879				7 966 380
TOTAL LIABILITIES		**480 109 331**				**545 369 628**
8. Capital						
a) subscribed	243 284 155		0		243 284 155	
b) uncalled	- 221 585 020		0		- 221 585 020	
		21 699 135				21 699 135
9. Consolidated reserves						
a) reserve fund	24 328 415		0		24 328 415	
b) additional reserves	12 792 307		- 4 791 710	A-H	8 000 597	
c) fair value reserve	0		712 446	A.4, B.2, B.5	712 446	
d) special activities reserve	10 777 675		0		10 777 675	
e) general loan reserve	2 170 177		0		2 170 177	
		50 068 574				45 989 310
10. Profit for the financial year		2 418 836	538 754	A-H		2 957 590
11. Equity attributable to non-controlling interests		910 980	- 910 980	E		0
TOTAL EQUITY		**75 097 525**				**70 646 035**
TOTAL LIABILITIES AND EQUITY		**555 206 856**				**616 015 663**

EIB GROUP - EU ACCOUNTING DIRECTIVES TO IFRS RECONCILIATION
CONSOLIDATED INCOME STATEMENT FOR THE PERIOD ENDED DECEMBER 31, 2019 (in EUR '000)

	EU Accounting Directives 2019		Adjustment	Ref.	IFRS 2019	
1. Interest and similar income		24 519 884	- 50 154	A.1, A.2, B.1, B.4		24 469 730
2. Interest expense and similar charges		- 21 476 544	- 73 871	A.4, B.5, D, E, G		- 21 550 415
3. Income from shares and other variable-yield securities		278 533	0			278 533
4. Fee and commission income		429 475	11 118	F		440 593
5. Fee and commission expense		- 252 282	0			- 252 282
6. Result on financial operations		112 550	588 943	A.1, A.2, A.4, B.1, B.2, B.3, B.4, B.5, G		701 493
7. Other operating income		5 925	0			5 925
8. Change in impairment on loans and advances and provisions for guarantees, net of reversals		33 781	61 691	C, H		95 472
9. Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield securities, net of reversals		- 1 778	585	C, B.3		- 1 193
10. General administrative expenses						
a) staff costs	- 860 217		- 39 088	D	- 899 305	
b) other administrative expenses	- 286 971		39 150	G	- 247 821	
		- 1 147 188				- 1 147 126
11. Depreciation and amortisation: property, furniture and equipment and intangible assets						
a) property, furniture and equipment	- 28 985		- 38 558	G	- 67 543	
b) intangible assets	- 15 597		0		- 15 597	
		- 44 582				- 83 140
12. Profit for the financial year		**2 457 774**				**2 957 590**
Attributable to:						
Non-controlling interests		38 938	- 38 938	E		0
Equity holders of the Bank		**2 418 836**				**2 957 590**

Valuation and income recognition differences between IFRS and EU Accounting Directives A Financial assets and liabilities designated at fair value through profit or loss or carried at amortised cost (including hedge accounting) 1 Debt securities portfolio Under EU Accounting Directives, debt securities portfolios are recorded at purchase price and measured at amortised cost. Accrued interest is recorded under balance sheet item "Prepayments and accrued income". Accrued retrocessions are recorded under balance sheet item “Accruals and deferred income”. Under IFRS, the Group applies hedge accounting for eligible hedged debt securities. The carrying amount of these securities is adjusted for the fair value attributable to the risk being hedged. Economically hedged debt securities that cannot be included in hedge accounting, are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss. Accrued interest and accrued retrocessions are reported on the balance sheet within the balance of the instrument to which it relates. Changes in fair values and hedge fair values of hedged debt securities are recognised in the income statement under “Result on financial operations”. 2 Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up-front fees on loans are amortised and recognised in the profit and loss account under "Interest receivable and similar income". Under IFRS, the Group applies hedge accounting to eligible hedged loans. The carrying amount of these loans is adjusted for the fair value attributable to the risk being hedged. Economically hedged loans that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and are measured at fair value through profit or loss. Changes in fair values and hedge fair values of loans are recognised in the income statement under “Result on financial operations”. Accrued interest is reported on the balance sheet within the balance of the asset to which it relates. Accrued interest on loans and advances which are Credit Impaired are reversed under “Interest receivable and similar income”. Under IFRS the up-front fees on loans: · are recognised immediately under "Result on financial operations" in the income statement for the loans that are designated to the fair value option; · are amortised over the maturity of the loan and recognised in balance sheet under "Loans and advances to credit institutions and customers" for the loans that are designated to hedge accounting and/or amortised cost. Under IFRS, a substantial contractual modification on the cash flows of a financial asset measured at amortised cost leads to the recording of the net modification gain or loss impact in the consolidated income statement under “Result on financial operations’’. Transitory accounts on loans are reclassified from “Other liabilities” to the loan balance to which they relate. 3 Amounts owed to credit institutions and customers Under EU Accounting Directives, "Amounts owed to credit institutions" and "Amounts owed to customers" are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accrual basis as "Interest payable and similar charges" or "Interest receivable and similar income" if interest is negative. Accrued interest is included in "Accruals and deferred income". Under IFRS, "Amounts owed to credit institutions" and "Amounts owed to customers" are initially recorded at cost and are presented in the financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the income statement as "Interest expense and similar charges" or "Interest and similar income" using the effective interest method. Accrued interest is reported on the balance sheet within the balance of the instrument to which it relates. 4 Debts evidenced by certificates Under EU Accounting Directives, debts evidenced by certificates are recorded at amortised cost. Accrued interest is recorded under balance sheet item "Accruals and deferred income". Issuance fees and redemption premiums or discounts under "Prepayments and accrued income" or "Accruals and deferred income" are amortised on a straight-line basis and subsequently recognised in the profit and loss account under "Interest payable and similar charges". Under IFRS, the Group applies hedge accounting to a significant portion of its hedged issued debt whenever these are eligible. The carrying amount of these debts evidenced by certificates is adjusted for the fair value attributable to the risk being hedged. Economically hedged debts evidenced by certificates that cannot be included in hedge accounting are designated irrevocably on initial recognition to the fair value option and measured at fair value through profit or loss. Changes in fair values and hedge fair values of debts evidenced by certificates are recognised in the income statement under “Result on financial operations”. Accrued interest is reported on the balance sheet within the balance of the debt instrument to which it relates. Issuance fees and redemption premiums or discounts are reported on the balance sheet within the caption of the instrument to which they relate and are amortised over the period to maturity of the related debts evidenced by certificates, unless those debts evidenced by certificates are measured at fair value through profit or loss, in which case there is no amortisation and fees are recognised immediately in the income statement under "Result on financial operations". For debts evidenced by certificates designated to the fair value option, own credit adjustment (“OCA”), reflecting own credit risk as per IFRS 13, are calculated and the respective changes are recorded in OCI in the “Fair value reserve”. Under IFRS, the Group has one transaction that meets the offsetting of financial assets and financial liabilities criteria. B Financial assets and liabilities mandatorily classified at fair value through profit or loss 1 Debt securities portfolio Under EU Accounting Directives, debt securities portfolios with the exception of the Securities Liquidity Portfolio are recorded at purchase price and measured at amortised cost. Accrued interest is recorded under balance sheet items "Prepayments and accrued income". Under IFRS, some debt securities are not eligible for amortised cost and consequently must be carried at fair value with changes in fair value reflected directly in profit or loss. Changes in fair values of these debt securities are recognised in the income statement under “Result on financial operations”. Accrued interest is reported on the balance sheet within the balance of the instrument to which they relate, while any related fees are recognised immediately under "Result on financial operations" in the income statement. 2 Shares and other variable-yield securities Under EU Accounting Directives, shares and other variable-yield securities are initially recorded at acquisition cost reduced by any reflow resulting from repayments. Their carrying value is subsequently adjusted to the lower of cost or market value at each balance sheet date. Respective value adjustments are recorded under “Net result on financial operations”. Under IFRS, shares and other variable-yield securities are carried at fair value with changes in fair value reflected directly in the income statement under “Result on financial operations”, except of the investment in European Bank for Reconstruction and Development (“EBRD”) whose fair value changes are reflected in OCI under “Fair value reserve”. 3 Participating interests Under EU Accounting Directive, "Participating interests" are accounted for using the equity method as defined under EU-AD based on methods consistent with the Group’s accounting policies. Respective value adjustments are recorded under "Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests". Under IFRS, participating interests are included within "Shares and other variable-yield securities" and respective fair value adjustments are recorded in "Result on financial operations". 4 Loans and advances Under EU Accounting Directives, all loans and advances are carried at amortised cost. Accrued interest is recorded under balance sheet items "Prepayments and accrued income" or "Accruals and deferred income". The up-front fees on loans are amortised and recognised in the profit and loss account under "Interest receivable and similar income". Under IFRS, loans that are not eligible for amortised cost are classified as measured at fair value through profit or loss. The up-front fees on these loans are recognised at inception under "Result on financial operations" in the income statement. Changes in fair values of loans are recognised in the income statement under “Result on financial operations”.

5 Derivative assets and liabilities a Treasury derivatives Under EU Accounting Directives, derivative instruments in the trading portfolios are marked to market and recorded under "Other assets" or "Other liabilities". Up-front fees are expensed under "Net result on financial operations" and “Interest payable and similar charges”. Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Under IFRS, all derivative assets and derivative liabilities are recognised on the balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the balance sheet within the balance of the instrument to which it relates. Credit valuation adjustment (“CVA”), Debit valuation adjustment (“DVA”) and Collateral Value adjustment (“CollVA”) are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the income statement under "Result on financial operations". b Derivatives and hedging activities Under EU Accounting Directives, hedging derivative instruments are not recognised on the balance sheet. They are reported off balance sheet at nominal amount. Interest accrued under derivative instruments is presented under "Prepayments and accrued income" or "Accruals and deferred income". Up-front fees, redemption premiums or premiums/discounts are amortised over the period to maturity of the related derivatives under "Interest payable and similar charges". Under IFRS, all derivative assets and derivative liabilities are recognised on the balance sheet and measured at fair value through profit or loss. Accrued interest is reported on the balance sheet within the balance of the instrument to which it relates. CVA, DVA and CollVA are included in the fair valuation of derivatives. Changes in fair value of derivatives are recognised in the income statement under "Result on financial operations". The amortisation of premiums and discounts of FX swaps and FX forwards are recorded under "Result on financial operations". For derivatives used in hedge accounting, the gain or loss of the designated part of the hedging instrument is recognised in the income statement. In addition, the Group separates the fair value of the foreign currency basis spread (“CBS”) from the hedging instruments and applies a dedicated accounting treatment. The initial CBS amount, measured at the date of designation, is recorded under “Other comprehensive income” (“OCI”) and is amortised linearly over the residual lifetime of the hedge in the income statement. Subsequent changes in the fair value of the CBS are recognised directly in OCI. For derivatives used in hedge accounting, up-front fees or redemption premiums are amortised over the period to maturity of the related derivative, unless these derivatives are not designated to hedge accounting, in which case they are recognised immediately under "Result on financial operations". Under IFRS, the Group has two transactions that meet the offsetting of financial assets and financial liabilities criteria. C Impairment of financial assets measured at amortised cost and loan commitments Under EU Accounting Directives, value adjustments on loans and advances are only recorded where there is a risk of non-recovery of all or part of their amounts. These value adjustments are accounted for in the profit and loss account as “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities” and are deducted from the appropriate asset items on the balance sheet. Value adjustments for debt securities are recorded, if these are other than temporary. These value adjustments are accounted for in the profit and loss account under “Value (re-)adjustments in respect of transferable securities held as financial fixed assets and participating interests” and are deducted from the appropriate asset items on the balance sheet. Under IFRS, the Group is required to recognise a loss allowance for all loans and debt securities measured at amortised cost as well as for off-balance sheet loan commitments. This allowance is based on either lifetime Expected Credit Loss (“ECL”), if there has been a significant increase in credit risk since initial recognition or the instrument is considered as being credit-impaired or otherwise on 12-months ECL. Depending on the nature of the financial instrument, the ECL allowances are deducted from the appropriate asset items on the balance sheet. For off-balance sheet items, a provision for credit loss is reported under “Provisions b) provision for guarantees issued and commitments”. Changes in the ECL allowances are recorded in the income statement either under: · “Change in impairment on loans and advances and provisions for guarantees, net of reversals” for loans and loan commitments or; · “Change in impairment on transferable securities held as financial fixed assets, shares and other variable - yield securities, net of reversals” for debt securities. D Pension funds Under EU Accounting Directives, a 10% corridor approach is adopted, whereby prior year cumulative actuarial surpluses or deficits in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan's participants on a straight-line basis in “General administrative expenses a) staff cost”. Under IFRS, the Group applies IAS 19 revised for determining the income or expense related to its post-employment defined benefit plans. Cumulative actuarial surpluses and deficits are recognised in full in "Other comprehensive income" under “Additional reserves”. Adjustments to staff cost are recognised under “General administrative expenses a) staff cost” and adjustments to interest cost under “Interest expense and similar charges”. E Non-controlling interest adjustment The Bank and the European Investment Fund (“the EIF”) together are defined as the Group. The EIB granted a put option to the minority shareholders on their entire holding of its subsidiary, the EIF. Under EU Accounting Directives, the non-controlling interest is recorded separately in the consolidated balance sheet under “Equity attributable to minority interest” while the put option is recorded in the off-balance sheet of the Group. Under IFRS, the non-controlling interest is reclassified and a corresponding financial liability in the amount of the fair value of the option’s exercise price is recognised under “Other liabilities” and attributed to owners of the parent. Subsequently, this financial liability is measured in accordance with IFRS 9, i.e. any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the consolidated income statement under “Interest expense and similar charge”. Any excess or deficit of non-controlling interest over the agreed price is reversed to “consolidated reserves”. F Fee and commission income The Group recognises under EU Accounting Directives and IFRS fee and commission income from revenues that are satisfied over time on an accrual basis over the service period. Fee and commission income earned from providing or fulfilling point-in-time services (e.g. performance-linked) is recognised when the service has been completed. For certain mandates, the Group has established a deferred income policy in order to address the misalignment between the receipt of income and the services/cost incurred by the Group during the lifetime of the respective mandate. Corresponding adjustments are recorded in the balance sheet under “Deferred income” and released against “Fee and commission income”. Under EU Accounting Directives, this deferral mechanism is only applied prospectively over time, i.e. recognising deferring revenue of the financial year, while under IFRS, the Group used the modified retrospective approach, i.e. recognising the cumulative impact at transition to IFRS 15 in equity. This resulted in a different stock of deferred income and corresponding amounts of revenue to be recorded over the individual years. G Leases Under EU Accounting Directives, the rental charges are recorded under "General administrative expenses b) other administrative expenses". The Group previously classified leases as operating leases based on its assessment of whether the lease transferred the risks and rewards incidental to ownership of the underlying asset to the Group. With the application of IFRS 16, the Group recognises on-balance sheet the right-of-use assets and lease liabilities for contracts that were previously identified as leases applying IAS 17 and IFRIC 4, except for those that are covered by the recognition exemptions (short-term leased assets and low value leased assets based on their original value, when new).

The Group has applied IFRS 16 starting January 1, 2019 using the modified retrospective approach with cumulative effect of initially applying the Standard recognised at the date of initial application by equalling the right-of-use assets to the lease liability. No adjustment was recognised on retained earnings, as no prepayment or accrued lease payment, relating to those lease were recognised in the statement of financial position immediately before the date of initial application. The above-mentioned right-of-use assets was recognised under “Property, furniture and equipment” and corresponding lease liability was recognised in “Other liabilities”. For subsequent measurement, the Group carries the right-of-use asset applying a cost model, depreciating the right-of-use asset from the commencement date to the end of the lease agreements and assessing for any impairment, on an annual basis. The depreciation for the right-of-use assets is recorded under "Depreciation and amortisation: property, furniture and equipment and intangible assets a) property, furniture and equipment". The lease liability carrying amount is adjusted to reflect the lease payments made and interest from unwind of lease liability, with further re-measurements to reflect any reassessment or lease modifications. The interest from unwind of lease liability is recorded in the income statement under “Interest expense and similar charges”. The revaluation result is recorded in the income statement under "Result on financial operations”. H Financial Guarantee Contracts Under EU Accounting Directives, net liabilities from financial guarantees are presented in the balance sheet under “ Provisions b) provisions in respect of guarantee operations”. Unrealised gains representing the excess of the net present value of expected future premium inflows over the amount of the excepted payment obligations remain unrecognised. Any increase or decrease in the net liability is recognised in the profit and loss account under “Value (re-)adjustments in respect of loans and advances and provisions for contingent liabilities”. Under IFRS, net unrealised gains from financial guarantees are recorded in the balance sheet under “Other assets” in case the measurement of a financial guarantee contract results in a net asset position. In case the measurement of a financial guarantee contract results in a net liability position, contracts for which the amortised initial NPV is higher than the 12-months ECL or lifetime ECL, are presented under “Other liabilities”. Guarantee contracts that are credit-impaired and for which a loss allowance based on lifetime ECL is recognised, are presented under “Provision for guarantees issued and commitments”. Any increase or decrease in the “Other assets” or “Other liabilities” relating to financial guarantees is recognised in the income statement under “Result on financial operations”. Any increase or decrease in the “Provision for guarantees issued and commitments” relating to financial guarantees other than the settlement of guarantee calls is recognised in the income statement under "Change in impairment on loans and advances and provisions for guarantees, net of reversals".